Exhibit 5.1

DEPARTMENT OF THE TREASURY
INTERNAL REVENUE SERVICE
WASHINGTON, D.C. 20224

TAX EXEMPT AND GOVERNMENT ENTITIES DIVISION

Plan Description: Volume Submitter Profit Sharing Plan with CODA

FFN: 31518740014-001 Case: 200607516 EIN: 04-2033129

Letter Serial No: MS80480a

Date of Submission: 01/30/2006

Contact Person:
FIDELITY MANAGEMENT & RESEARCH CO	Janell Hayes/Letitia Young
82 DEVONSHIRE STREET	Telephone Number:
BOSTON, MA 02109	513-263-3602/513-263-3584
In Reference To:
TEGE:EP:7521
Date: 03/31/2008

Dear Applicant:

In our opinion, the form of the plan identified above is acceptable under section 401 of the Internal Revenue Code for use by employers for the benefit of their employees. This opinion relates only to the acceptability of the form of the plan under the Internal Revenue Code. It is not an opinion of the effect of other Federal or local statutes.

You must furnish a copy of this letter, a copy of the approved plan, and copies of any subsequent amendments to adopting employers if the practitioner is authorized to amend the plan on their behalf, to each employer who adopts this plan.

This letter considers the changes in qualification requirements contained in the 2004 Cumulative List of Notice 2004-84, 2004-2 C.B. 1030.

Our opinion on the acceptability of the form of the plan is not a ruling or determination as to whether an employer’s plan qualifies under Code section 401(a). However, an employer that adopts this plan may rely on this letter with respect to the qualification of its plan under Code section 401(a), as provided for in Rev. Proc. 2005-16, 2005-1 C.B. 674 and outlined below. Please review Announcement 2008-23 I.R.B. 2008-14 to determine the items necessary for filing an application for a determination letter if one is required for reliance, or is otherwise desired. The terms of the plan must be followed in operation. Generally, the employer may request a determination letter by filing an application with Employee Plans Determinations on Form 5307, Application for Determination for Adopters of Master or Prototype or Volume Submitter Plans.

Except as provided below, our opinion does not apply with respect to the requirements of: (a) Code sections 401(a)(4), 401(1), 410(b) and 414(s). Our opinion does not apply for purposes of Code section 401(a)(10)(B) and section 401(a)(16) if an employer ever maintained another qualified plan for one or more employees who are covered by this plan. For this purpose, the employer will not be considered to have maintained another plan merely because the employer has maintained another defined contribution plan(s), provided such other plan(s) has been terminated prior to the effective date of this plan and no annual additions have been credited to the account of any participant under such other plan(s) as of any date within the limitation year of this plan. See section 19.02(1) of Rev. Proc. 2005-16, 2005-1 C.B. 674 regarding volume submitter defined contribution plans and the repeal of Code section 415(e). Our opinion also does not apply for purposes of Code section 401(a)(16) if, after December 31, 1985, the employer maintains a welfare benefit fund defined in Code section 419(e), which provides postretirement medical benefits allocated to separate accounts for key employees as defined in Code section 419A(d)(3), or an individual medical account as defined in Code section 415(1)(2).

Letter 4335

Our opinion applies with respect to the requirement of Code section 410(b) if 100 percent of all nonexcludable employees benefit under the plan. Employers that elect a safe harbor allocation formula and a safe harbor compensation definition can also rely on an advisory letter with respect to the nondiscriminatory amounts requirement under Code section 401(a)(4).

This letter is not a ruling with respect to the tax treatment to be accorded contributions which are picked up by the governmental employing unit within the meaning of section 414(h)(2) of the Internal Revenue Code.

If you, the volume submitter practitioner, have any questions concerning the IRS processing of this case, please call the above telephone number. This number is only for use of the practitioner. Individual participants and/or adopting employers with questions concerning the plan should contact the volume submitter practitioner. The plan’s adoption agreement, if applicable, must include the practitioner’s address and telephone number for inquiries by adopting employers.

If you write to the IRS regarding this plan, please provide your telephone number and the most convenient time for us to call in case we need more information. Whether you call or write, please refer to the Letter Serial Number and File Folder Number shown in the heading of this letter.

You should keep this letter as a permanent record. Please notify us if you modify or discontinue sponsorship of this plan.

Sincerely yours,

/s/ Andrew Zuckerman

Andrew Zuckerman
Director,
Employee Plans Rulings and Agreements